Exhibits 5.1, 8.1 and 23.1
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                               Sidley Austin LLP
                               787 Seventh Ave.
                           New York, New York 10019
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599


                                                                 June 29, 2006

CWABS, Inc.
4500 Park Granada
Calabasas, California  91302



            Re:   CWABS Asset-Backed Certificates Trust 2006-ABC1
                  Asset-Backed Certificates, Series 2006-ABC1
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Ladies and Gentlemen:

      We have acted as special counsel for CWABS, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Asset-Backed Certificates of the above-referenced Series (the "Certificates"). The Class A-1, Class A-2, Class A-3, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class A-R Certificates are referred to herein as the "Public Certificates."

      The Certificates represent the entire beneficial ownership interest in a trust fund (the "Issuing Entity") created under a Pooling and Servicing Agreement, dated as of June 1, 2006 (the "Pooling and Servicing Agreement"), by and among the Company, as depositor, Countrywide Home Loans, Inc., as a seller, Park Monaco Inc., as a seller, Park Sienna LLC, as a seller, Countrywide Home Loans Servicing LP, as master servicer, The Bank of New York, as trustee, and The Bank of New York Trust Company, N.A., as co-trustee. The assets of the Issuing Entity consist primarily of a pool of conventional, credit-blemished mortgage loans secured by first liens on one- to four-family residential properties. Capitalized terms not defined herein have the meanings ascribed to them in the Pooling and Servicing Agreement.

      We have examined such documents and records and made such investigations of such matters of law as we have deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.

      Based upon the foregoing, we are of the opinion that:

1. The Pooling and Servicing Agreement has been duly authorized, executed and delivered by the Company, the Sellers and the Master Servicer and, assuming due authorization, execution and delivery by the Trustee, constitutes a valid, legal and binding agreement of the Company, the Sellers and the Master Servicer, enforceable against the Company, the Sellers and the Master Servicer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law. In rendering this opinion, we have relied on the opinions of counsel of Sandor E. Samuels as to matters involving the due authorization, execution and delivery of the Pooling and Servicing Agreement by the Depositor, the Sellers and the Master Servicer.

2. Assuming that the Certificates have been duly executed and countersigned by the Trustee in the manner contemplated in the Pooling and Servicing Agreement, when delivered and paid for, the Certificates will be validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement.

3. Each REMIC described in the Pooling and Servicing Agreement will qualify as a real estate mortgage investment conduit within the meaning of
      Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), the Regular Certificates will be treated as regular interests in the Master REMIC, the Class A-R Certificates will represent ownership of the sole class of residual interest in each REMIC described in the Pooling and Servicing Agreement and the rights and the obligations of the holders of the Public Certificates (except the Class A-R Certificates) with respect to Net Rate Carryover will represent for federal income tax purposes contractual rights and obligations coupled with REMIC regular interests under Treasury regulation ss. 1.860G-2(i), assuming: (i) an election is made to treat the assets of each REMIC as a real estate mortgage investment conduit, (ii) compliance with the Pooling and Servicing Agreement and (iii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder.

      The opinion set forth in paragraph 3 is based upon the current provisions of the Code and Treasury regulations issued or proposed thereunder, Revenue Rulings and other published releases of the Internal Revenue Service and current case law, any of which can change at any time. Any such change could apply retroactively and modify the legal conclusions upon which our opinions are based. Our opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Pooling and Servicing Agreement or the effect of such transactions on Countrywide Financial Corporation, any member of its federal consolidated group or any of its wholly owned affiliates.

      In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the federal tax laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K dated the date hereof.

                                         Very truly yours,

                                         /s/ Sidley Austin LLP